CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment to the Registration Statement on Form N-1A (the “Registration Statement”) of our report dated February 29, 2008 relating to the financial statements and financial highlights which appear in the December 31, 2007 Annual Report to Shareholders of FFTW Funds, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm and Counsel” and “Financial Statements” in the Statement of Additional Information.

/s/ Grant Thornton LLP

Chicago, Illinois
April 15, 2008